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  Exhibit 99(a)


[NEWCOR LOGO]     NEWS RELEASE NEWS RELEASE NEWS RELEASE NEWS RELEASE

For additional information call: James J. Connor, Newcor, Inc. 43252 Woodward, Suite 240, Bloomfield Hills, MI 48302-0574 Tel: 248-253-2400 FAX: 248-253-2413


                  NEWCOR, INC. FILES FOR CHAPTER 11 PROTECTION


BLOOMFIELD HILLS, Michigan, February 25, 2002--Newcor, Inc. (AMEX: NER) announced today that it had filed voluntary petitions for reorganization and protection under Chapter 11 of the United States Bankruptcy Code. In its filing in the U.S. Bankruptcy Court in Wilmington, Delaware, the Company indicated that it will reorganize and has targeted emergence from chapter 11 in late 2002. The Company said its decision to seek judicial reorganization was based on a combination of factors, including the need to reduce debt levels which were severely impacting the company's ability to return to profitability, and the benefits that come with converting debt to equity. The company indicated that it had obtained interim financing, and said that the bankruptcy filing should not impair its ability to deliver parts to customers or interrupt payment of wages and benefits to its 1,400 employees.

David A. Segal and James J. Connor, co-Chief Executive Officers of Newcor said in a joint statement: "We are committed and determined to return Newcor to profitability and this means working through this reorganization as quickly and smoothly as possible. Newcor is a company that has taken a number of cost reduction steps and consolidations and therefore is well positioned operationally. We needed to take this step to change the capital structure in order for us to return to profitability. The debt level, given the revenue generated in our business, is simply too large even after considering the streamlined cost structure. We deeply regret any adverse effect today's action will have on our employees, customers, vendors, and shareholders. After considering a wide range of alternatives, however, it became clear that this course of action was the only way to truly resolve the Company's most challenging problems."

Newcor, headquartered in Bloomfield Hills, Michigan, designs and manufactures precision machined and molded rubber and plastic products, as well as custom machines and manufacturing systems. Newcor is listed on the AMEX under the symbol NER.


Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.